As filed with the Securities and Exchange Commission on August 8, 2019

Registration Statement File No. 333-213104
Registration Statement File No. 333-229771

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-213104)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-229771)

TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Anadarko Petroleum Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0146568
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(832) 636-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicole E. Clark, Esq.
5 Greenway Plaza, Suite 110
Houston, Texas 77046
(713) 215-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Faiza J. Saeed, Esq.
George F. Schoen, Esq.
Allison M. Wein, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Anadarko Petroleum Corporation, a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister:

i.
any and all securities, registered but unsold or otherwise unissued as of the date hereof under Registration Statement File No. 333-213104, filed with the SEC on August 12, 2016, registering an indeterminate number of debt securities, shares of Common Stock, shares of the Registrant’s preferred stock, par value $1.00 per share, depositary shares, purchase contracts and units, or any combination of the securities registered thereby, that may be offered, issued or sold from time to time, upon conversion, exercise or exchange of any debt securities or preferred stock registered thereby; and

ii.
any and all securities, registered but unsold or otherwise unissued as of the date hereof under Registration Statement File No. 333-229771, filed with the SEC on February 21, 2019, registering an indeterminate number of debt securities, shares of Common Stock, shares of the Registrant’s preferred stock, par value $1.00 per share, depositary shares, depositary shares, purchase contracts and units, or any combination of the securities registered thereby, that may be offered, issued or sold from time to time, upon conversion, exercise or exchange of any debt securities or preferred stock registered thereby.

On August 8, 2019, pursuant to the Agreement and Plan of Merger, dated as of May 9, 2019, among Occidental Petroleum Corporation, a Delaware corporation (“Occidental”), Baseball Merger Sub 1, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Occidental (“Merger Subsidiary”), and the Registrant (the “Merger Agreement”), Merger Subsidiary merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving entity and as an indirect, wholly-owned subsidiary of Occidental.  These Post-Effective Amendments are being filed as a result of the Merger. In connection with the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 8, 2019.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.